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                                                                    EXHIBIT 10.2

                      Share Purchase and Transfer Agreement
                         Deed No.: A. Prot. 2002, Nr 182

Recorded in Basel, Switzerland,

on December 20, 2002.

Before me, the undersigned Notary Public Dr. Beat Schultheiss, with business address in Basel,

appeared today:

1) Mr. Dietrich F. Kessel, Attorney at law, , born September 18, 1937, german citizen, business address: Elberfelder Strasse 4, 40213 Dusseldorf. The First Person Appearing - identifying himself by his valid ID card - declared that he is not acting on his own behalf but in the name of and with a written power of attorney from

                         Metallurg Holdings Corporation,
         a company duly incorporated and validly existing under the laws of the State of New York/USA, with its registered offices at
                          6 East 43rd Street, New York,
                              New York 10017, USA,

                                          - hereinafter referred to as "Seller"-

     The first person appearing submitted a fax copy of the notarially certified power of attorney dated 17 December, 2002 as evidence of his power of representation. The original has been submitted to the notary before the execution of this agreement.

2) Dr. Nicole Franke, Attorney at law, born mai 15, 1970, german citizen, business address: Uerdinger Str. 88, 40474 Dusseldorf. The Second Person Appearing - personally known to the Notary Public - declared that she is not acting on her own behalf but in the name and with a written power of attorney from

                        Sudamin Recycling GmbH & Co. KG,
           a company organized and existing under the laws of Germany, having its registered offices at Bonifaciusstrasse 160, 45309 Essen,
                            Federal Republic Germany,
          represented by its General Partner Sudamin Verwaltungs GmbH, having its registered offices at Bonifaciusstrasse 160, 45309 Essen,
                            Federal Republic Germany,

                                          - hereinafter referred to as "Buyer" -




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     The second person appearing submitted the power of attorney dated
     [_] December, 2002 as evidence of her power of representation. The original has been submitted to the notary before the execution of this agreement.

The notary satisfied himself that the persons appearing have sufficient command of the English language and declared that he himself has sufficient command of the English language as well. The persons appearing waived their right to have this deed translated into the German language.

The Persons Appearing - acting as indicated - then requested the notarization of the following:

                      SHARE PURCHASE AND TRANSFER AGREEMENT

WHEREAS:

(a) The Seller is the legal and beneficial owner of all shares in the share capital of:

     (i) Metallurg International Resources GmbH, a company with limited liability, organized and existing under the laws of the Federal Republic Germany, with its registered offices at Kreuzstrasse 34, 40210 Dusseldorf, Federal Republic of Germany (the "German Company");

     (ii) Ferrolegeringar AG, a company with limited liability, organized and existing under the laws of the Switzerland, having its registered seat and with offices at Auenstrasse 2, 8600 Dubendorf, Switzerland, (the "Swiss Company");

           and

     (iii) AB Ferrolegeringar, a company with limited liability, organized and existing under the laws of Sweden, having its registered seat in Lastmakargatan 18, 103 88 Stockholm, Sweden, (the "Swedish Company");

     The German Company, the Swiss Company, and the Swedish Company are collectively referred to as the "Companies", and each of them as a "Company".

(b)  The share capital of the Companies is composed as follows:

     (i) German Company, divided into two (2) ordinary share having a total nominal amount of DM 200,000.00 (the "German Shares");




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     (ii) Swiss Company, divided into 3,000.00 bearer shares a CHF 1,000.00, having a total nominal value of CHF 3,000,000.00 (the "Swiss Shares");

          and

     (ii) Swedish Company, divided into ordinary shares having a total nominal value of SEK 2,000,000.00 (the "Swedish Shares");

     The German Shares, the Swiss Shares, and the Swedish Shares are collectively referred to as the "Shares";

(c)  The German Company is the legal and beneficial owner of:

     o of all existing shares in Metallurg International Resources Russia Ltd., a company with limited liability, organized and existing under the laws of Russia, having its registered offices at ul. Bolshaya Ordynka 40-2, 109017 Moscow, Russia, (the "Russian Subsidiary");

     o a branch office in Moscow, having its registered offices at ul. Bolshaya Ordynka 40-2, 109017 Moscow, Russia, (the "Russian Branch");

          and

     o a branch office in Shanghai, having its registered offices at Room 1101, South Tower, Hong Kong Plaza, No. 283 Huaihai Zhong Road, Shanghai, China 200021, (the "Chinese Branch");

(d)  The Swiss Company is the legal and beneficial owner of:

     o of all existing shares in Metalchimica S.r.l., a company with limited liability, organized and existing under the laws of Italy, having its registered offices at Via San Pio V, 36, 10125 Torino, Italy, (the "Italian Subsidiary");

          and

     o of all existing shares in FAG Poland SPzo.o., a company with limited liability, organized and existing under the laws of Poland, having its registered offices at ul. Kosciuszki 19, 30-105 Krakow, Poland, (the "Polish Subsidiary");

     The Russian Subsidiary, the Italian Subsidiary, the Polish Subsidiary and the Swedish Subsidiary are collectively referred to as the "Subsidiaries"; the Russian Branch, the Chinese Branch and the Swedish Branch are collectively referred to as the "Branches";

(e) The Seller wishes to sell and transfer the Shares to the Buyer and the Buyer wishes to purchase and acquire the Shares from the Seller, subject to the terms and conditions as presented in this agreement:




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IT IS AGREED AS FOLLOWS:

ARTICLE 1 SALE AND PURCHASE OF THE SHARES

1.1  Sale and Purchase of the Shares

     Subject to the terms and conditions set out in this agreement, the Seller hereby sells and agrees to transfer the Shares with all ancillary rights and all existing certificates to the Buyer and the Buyer hereby purchases and agrees to accept the transfer of Shares from the Seller.

1.2  Transfer of the Shares

     With legal effect as of December 31, 2002 (the "Closing Date") as defined in subsequent section 1.3 for each of the respective Shares the following acts of transfer are/will be performed for each of the following share(s):

1.2.1 German Shares

(a)  The Seller hereby assigns and transfers to the Buyer the German Shares.

(b)  The Buyer accepts the assignment and transfer of the German Shares.

(c) The assignment and the transfer is carried out with suspensive effect as of December 31, 2002 (24.00 h).

(d) All profits / losses related to the German Shares for the current fiscal year shall accrue to the Buyer. The same applies mutatis mutandis to profits/losses of the previous fiscal years if they have not yet been distributed (i.e. profits/losses carried forward or of previous fiscal years for which resolutions pertaining to their appropriation have not been adopted).

(e) The formal approval of the shareholders regarding any disposals of shares in the German Company which is required pursuant to section 9 of the German Company's Articles of Association can be waived due to the fact that the Seller is the sole shareholder of the Company.

(f) The acting Notary Public is hereby requested to notify the German Company of the transfer of the German Shares pursuant to 'SS' 16 GmbHG (German Act on Companies with Limited Liability).




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1.2.2 Swiss Shares

(a)  The Seller hereby assigns and transfers to the Buyer the Swiss Shares.

(b)  The Buyer accepts the assignment and transfer of the Swiss Shares.

(c) Therefore, the Seller assigns his possessory rights and claims (Herausgabeanspruche) against the depositary Mr. Schenker, c/o Baker Mc Kenzie, Zurich, Switzerland, under the deposit agreement regarding the share certificates relating the Swiss Shares with suspensive effect as of December 31, 2002 (24.00 h). The Buyer hereby accepts said assignment.

     The Seller shall notice said assignment with undue delay after the Signing Date to Mr. Schenker.

(d) All profits / losses related to the Swiss Shares for the current fiscal year shall accrue to the Buyer. The same applies mutatis mutandis to profits/losses of the previous fiscal years if they have not yet been distributed (i.e. profits/losses carried forward or of previous fiscal years for which resolutions pertaining to their appropriation have not been adopted).

1.2.3 Swedish Shares

(a)  The Seller hereby assigns and transfers to the Buyer the Swedish Shares.

(b)  The Buyer accepts the assignment and transfer of the Swedish Shares.

(c) The assignment and the transfer is carried out with suspensive effect as of December 31, 2002 (24.00 h).

(d) All profits / losses related to the Swedish Shares for the current fiscal year shall accrue to the Buyer. The same applies mutatis mutandis to profits/losses of the previous fiscal years if they have not yet been distributed (i.e. profits/losses carried forward or of previous fiscal years for which resolutions pertaining to their appropriation have not been adopted).

(e) Without undue delay after the Closing Date, (1) all share certificates relating to the Swedish shares shall be handed over to the Buyer and (2) the Buyer's acquisition of the Swedish Shares shall be duly registered in the Swedish Company's shareholders' register with effect as of the Closing Date.

1.3 Seller's obligations regarding the conclusion of the Service Agreements between Metallurg Group companies and the Companies

     The Seller shall procure and use its best efforts to ensure that

     o    London & Scandinavian Metallurgical Company Ltd., Rotherham, U.K.,

     o    Elektrowerk Weisweiler GmbH, Eschweiler-Weisweiler,

     o    Metallurg International Resources LLC., New York, U.S.A.,




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     (collectively the "Suppliers"), the Companies and the other companies listed in Annex I continue the business relations with each other as they were exercised prior to the Closing Date, in particular to maintain the business terms and conditions, (collectively the "Business Relations"), for an indefinitive period of time commencing on the Closing Date to the extent the Parties do not mutually agree otherwise on a case to case basis. Said business relations shall be fixed in writing between the respective parties involved, including but not limited to the Suppliers, the Companies and those companies listed in Annex I, as soon as possible after the Closing Date, however, until June 30, 2003 at the latest (collectively the "Service Agreements"). In the event one of the Suppliers, of the Companies and/or of the other companies listed in Annex I terminates a Business Relation and/or a Service Agreement for other than good cause the other party of the Business Relation and/or Service Agreement is entitled to claim for a compensation for all disadvantages resulting from the termination. With regard to the conclusion of the Service Agreements sentence 1 of this section 1.3 applies accordingly.

     The Parties agree that the perpetuation of the Business Relations and the duly conclusion of the Service Agreements are of the essence.

1.4  Further actions

     The Parties shall undertake all further actions and steps as may be necessary and/or expedient to evidence and effectuate the transactions described herein and all other actions necessary and/or expedient to transfer the Shares on the Closing Date and to fulfill all obligations set forth in 1.3 above.

ARTICLE 2 PURCHASE PRICE / ADJUSTMENT

2.1 The purchase price for the Shares amounts to a total sum of US dollars 5,500,000.00 (in words: US dollar five million five hundred thousand) (the "Purchase Price"), and comprises of:

     o US dollars 920,000.00 (in words: US dollar nine hundred twenty thousand) for the German Shares;

     o US dollars 3,560,000.00 (in words: US dollar three million five hundred sixty thousand) for the Swiss Shares;

          and

     o US dollars 1,020,000.00 (in words: US dollar one million twenty thousand) for the Swedish Shares;

2.2 A partial amount of US dollars 3,499,000.00 (in words: US dollar three million four hundred ninety nine thousand) of the Purchase Price (the "Partial Amount I") shall be payable by the Buyer within one (1) banking day after the date of signing this agreement (the "Signing Date") at the latest by wire transfer to the Seller's bank account no. 551-60474 at Fleet International Bank, 100 Federal Street, Boston, MA 02110, USA, (the "Seller's Account").




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2.3  A partial amount of US dollar 2,001,000.00 (in words: US dollar two million one thousand) of the Purchase Price (the "Partial Amount II") shall be payable by the Buyer not in cash but in bonds at 12,75% Senior Discount Notes due in 2008 issued by Metallurg Holdings Inc., New York, USA which are deposited at Goldman Sachs Bank, New York, USA, (the "Deposit Bank") to the Seller to be delivered promptly after the Signing Date. The Buyer shall instruct the Deposit Bank immediately after the Signing Date to ensure the duly transfer of the Partial Amount II to the Seller (the "Seller's Deposit").

2.4 If the Buyer defaults on its payment duties pursuant to 2.2 above, an interest at a rate of 7.5 percentage points p. a. shall be charged from the due date on the Partial Amount I. Further claims shall not be excluded.

2.5 As soon as the Partial Amount I and the Partial Amount II have been received on the Seller's Account and the Seller's Deposit respectively, the Seller shall confirm in writing to the Buyer the duly achievement of the Partial Amount I and the Partial Amount II.

2.6 The Purchase Price shall be increased or decreased by the amount, by which the net asset value based on the USD/US-GAAP internally prepared year-end group financial statements (the "Net Asset Value") of the Companies as of December 31, 2002 - in the same form as it was submitted to the Buyer as of September 30, 2002 - is higher or lower than:

     o an amount of USD 920,000.00 for the German Company (the "German Net Asset Value")

     o an amount of USD 1,020,000.00 for the Swedish Company (the "Swedish Net Asset Value")

     o an amount of USD 3,560,000.00 for the Swiss Company (the "Swiss Net Asset Value") (collectively the "Companies'Net Asset Values").

2.7 The Companies' combined financial statements as of December 31, 2002 shall be drawn up in accordance with the US GAAP and preserve the continuity of balance sheet consistency and valuation with the Companies' financial statements as provided to the Buyer as of September 30, 2002 (the latter collectively the "Group Financial Statements"). Such financial statements shall be based upon local GAAP, local currency statutory financial statements of each Company and shall be audited (collectively the "Statutory Financial Statements"). The Statutory Financial Statements, the workpapers converting such statements to US GAAP, US dollar amounts and the Group Financial Statements shall be provided to the Seller as soon as they have been drawn up.

     The Seller can have the Statutory Financial Statements audited by an auditor of its choice. The Seller shall provide its worksheets for converting the Statutory Financial Statements to US GAAP, US dollar amounts and compiling such information to arrive at the Group Financial Statements which shall be binding between the Parties, especially with respect to determining the Companies Net Asset Values, if the Buyer does not provide the Seller within fifteen (15) banking days after receiving the Group Financial Statements with a written statement that the Group Financial Statements have not been drawn up pursuant to the regulations of this agreement and attaching revised Group Financial Statements (the




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     "Revised Group Financial Statements") which reflect the modifications which it believes necessary.

     If the Seller does not react to this Revised Group Financial Statements within further fifteen (15) banking days, these Revised Group Financial Statements shall be binding between the parties. If, however, the Seller provides the Buyer within said period with a statement that the Revised Group Financial Statements have not been drawn up pursuant to the regulations of this agreement, the difference of opinion between the Parties shall be settled by an auditor to be determined by the President of the German Chamber of Auditors (Wirtschaftsprufungskammer) in Dusseldorf, Federal Republic of Germany, (hereinafter "Third Auditor") to the extent, that the Parties do not mutually agree on an auditor.

     If the Third Auditor determines the Companies Net Asset Values to be between the figures of the Parties, this determination shall be conclusive and binding on the Parties; if it is outside the figures, that determination by the auditor chosen by one of the Parties which was closest to that of the Third Auditor shall prevail.

     Each Party shall bear the costs for its chosen auditor. The costs of the Third Auditor shall be borne by the Parties corresponding to their respective degree of loss or success. The Buyer shall insure that the auditors appointed pursuant to this agreement receive access to the Companies' offices and to their books and documents for the purpose of inspecting the Group Financial Statements and supporting documentation. The Parties shall strive towards the fact that the auditors appointed pursuant to this agreement can review each other's working papers.

2.8 If the Purchase Price agreed in section 2.1 above is increased or decreased with the application of the regulations in section 2.5 and 2.6, an interest at a rate of 7.5 percentage points p. a. shall be charged on the increased or decreased amount of the Purchase Price from the Closing Date on. The Party which is liable to pay must pay to the other Party the difference plus interest within ten (10) banking days after the date when the Companies Net Asset Values were finally determined.

ARTICLE 3 SELLER'S DECLARATIONS REGARDING AGREED FEATURES

          (BESCHAFFENHEITSVEREINBARUNGEN)

The Seller hereby declares to the Buyer that the following agreed features (Beschaffenheits-vereinbarungen) set forth herein (the "Agreed Features") are true and accurate as of the Signing Date and as of the Closing Date to the extent otherwise set forth herein. If and as far as it depends below on the Seller's knowledge, the Seller has constructive knowledge through the Managing Directors of the Companies.

3.1 The statements in this agreement, including its preamble, regarding the Seller and the Companies are complete, true and correct.

3.2 The Companies have been legally incorporated and are validly existing and organized under the respective applicable laws.




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3.3  There are no shareholder resolutions which modify the Companies'
     articles of association in force and which have not been registered with the commercial register nor any additional agreements regarding the constitution and organization of the Companies. No insolvency or composition or equivalent proceedings have been opened in any jurisdiction in respect of the Companies; the Companies are not over-indebted.

3.4 The Shares are validly issued and fully paid-up; no repayments of share capital (Stammeinlagen) (including hidden repayments) have been made. The Shares are free and clear from all encumbrances, including but not limited to any rights of pledge, charge, mortgages, liens, attachments, claims, usufruct or any insurances thereof, option rights and rights of first refusal, and other rights created in favor of third parties.

3.5 The respective Shares constitute the entire issued and outstanding share capital of the respective Company which is each fully paid up and has in no way been repaid; no hidden profit distributions have been made.

3.6 The Seller is the legal and beneficial owner of the Shares and no other persons or companies other than the Seller hold any Shares in the Companies. The Seller is entitled to sell, transfer and freely dispose over the Shares without the consent of any third party, in particular under the terms of this agreement.

3.7 Except for the Subsidiaries and the Branches and Montanistica AG, Switzerland, the Companies have no subsidiaries, hold no interests in any other companies and are not obliged to acquire such interests other than stated in this agreement. The Swiss Company as acquiring company and Montanistica AG, Switzerland, as transferring company entered into a merger agreement, which is valid and legally binding but not yet registered.

3.8 The Companies do not own real property or rights equivalent to real property and are not obliged to acquire real property or rights equivalent to real property except for the offices of the Italian Subsidiary, which shall be disposed from the Italian Subsidiary to the German Company.

3.9 The Companies' business and the Companies' operating systems were set up while observing all applicable legal regulations and official orders. Neither its operation nor the Companies' business nor their products or services violate applicable legal regulations or official orders. The Companies possess all official permits which are required for the execution and continuation of the current business of the Companies. These permits will not be revoked or limited in the future to the best of the Seller's knowledge.

3.10 Since December 31, 2001, the courses of the Companies' ordinary business have only been conducted with prudent business practice and generally in the same way as before; no fundamental disadvantages with respect to the business operation and/or the net value, financial position and earning situation or with respect to important assets or agreements of the Companies have resulted. No profit distributions except for profit distributions of Montanistica AG, Switzerland to the Seller of CHF 735,932.00 (before withholding tax) and CHF 240,000.00 (before withholding tax) and for profit distributions of the Swedish Company to the Seller of SEK 2,600,000.00 (before withholding tax), including provisional and hidden distribution, have been made since December 31, 2001; nor have any hidden reserves been dissolved or withdrawn except for during the course of ordinary business.




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3.11 The Companies have duly drawn up in full and filed within the stipulated deadlines the tax declarations and preliminary tax returns and made the advance tax payments as well as preliminary tax returns and advance tax payments regarding other general public taxes of any type which the Company owes and those general public taxes, for which the Company is liable, especially contributions, fees and customs duties, foreign fees, additional fiscal payments in the sense of sec. 3 German General Tax Code (Abgabenordnung - AO), and additional foreign fiscal payments - including but not limited to withholding income tax on wages and salaries and including, but not limited to, default fines, default interest, default penalties and other liabilities connected to taxes before the Closing Date -, social insurance contributions and other general public taxes of any type which the Companies owe and such contributions, for which the Companies are liable (collectively the "Taxes and Contributions") and drawn up in full and filed within the stipulated deadlines all other legally necessary declarations to the competent authorities. The Companies have paid all Taxes and Contributions including advance payments and additional payments when they became due before the Closing Date; if and as far as they were not due before December 31, 2001, they are shown as liabilities or as reserves in the respective corresponding amounts in the Companies' financial statements as of December 31, 2001, irrespective of whether these liabilities and/or obligations already existed or were known when the above financial statements were drawn up. The Companies have withheld all retainable Taxes (retainable tax amounts) and Contributions and forwarded them to the competent recipient when they became due as well as paid all additional fiscal payments, taxes for which it is liable and fines.

     The Companies have not before the Closing Date made any hidden profit distribution to the shareholders or affiliated persons and/or companies in the sense of 'SS' 15 et seq., AktG, which hidden profit distribution would lead to tax disadvantages.

     The Companies are currently not involved in any disputes or audits regarding Taxes and Contributions with the competent tax authorities and social security authorities.

3.12 The afore-going provisions 3.1 until 3.11 apply accordingly to the Subsidiaries and the Branches.

The Seller and the Purchaser are in agreement that the above declarations regarding the Agreed Features are neither a guarantee (Garantie) nor an express warranty (zugesicherte Eigenschaft) within the meaning of the new 'SS''SS' 443 Sec. 1, 444 German Civil Code (BGB).

The Seller will do not neither grant any representation nor warranty. Therefore, any liability of the Seller for a breach of representations and warranties whatsoever, contractual, statutory or otherwise, other than for a breach of the Agreed Features shall be excluded. Any rights or claims of the Buyer for rescission (Rucktritt) or challenge (Anfechtung) of this agreement or any other release from this agreement, based on statutory or any other legal grounds whether or not relating to matters or factual circumstances covered by the Agreed Features as well as all other statutory claims, including but without limitation, such for a reduction of the Purchase Price (Minderung) and a subsequent performance (Nacherfullung), shall be excluded to the extent expressively agreed upon hereinafter legally possible.

ARTICLE 4 LEGAL CONSEQUENCES




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4.1  Should it turn out that one or more of the Agreed Feature(s) is/are untrue, the Buyer or on the Buyer's choice the Companies can demand that the Seller restores within an appropriate deadline, but at the latest within a period of four (4) weeks following receipt of the Buyer's request, the state which would have existed if the Agreed Feature(s) had been true and complete (restitution in kind / Naturalrestitution). Setting the deadline can be waived if it is not possible for the Seller to restore the state pursuant to the Agreed Features or if it refuses to do so. If setting the deadline can be waived or if the Seller fails to restore the state pursuant to the Agreed Features within the deadline set, the Seller shall, by paying monetary damages in lieu of performance (Schadensersatz in Geld) only, place the Buyer or, depending on the Buyer's choice, the Companies in a position, in which the Buyer and/or the Companies would have been if the Agreed Feature(s) had been true and/or complete. Payments according to sentence 3 of this section shall reduce the Purchase Price.

4.2 Except for the stipulations of the following subsection 4.3, all claims of the Buyer pursuant to 4.1 in connection with 3.1 until 3. 9 are subject to a statute of limitations of two (2) years. In deviance therefrom, a statute of limitations of ten (10) years shall apply to defects of title on the sold Shares. The respective statutes of limitations shall commence as of the Closing Date - with the exception of the Buyer's claims pursuant to 4.1 in connection with 3.11.

4.3 A statute of limitations of twelve (12) months shall commence for claims of the Buyer pursuant to 4.1 in connection with 3.11 after the submission of a final, incontestable tax assessment notice or of another incontestable demand for payment of the Taxes and Contributions concerned as well as additional payments thereof and for the respective assessment period concerned; this does not apply to cases of tax evasion and the failure to pay taxes due to negligence.

     The Buyer shall insure that the Companies give the Seller and its consultants, who are under professional duty to maintain confidence, an opportunity to participate in any external tax audit relating to periods prior to the Closing Date. The Buyer shall ensure that the Companies inform the Seller without undue delay of the notification and commencement of such audits.

4.4 The statute of limitations for the Buyer's claims arising from this agreement is halted if the Buyer's claim concerned is made to the Seller in writing and stating the grounds before the expiration of the respective statute of limitations. The statutory regulations shall otherwise apply with respect to the halting of the statutes of limitations.

4.5. All claims and rights of the Buyer due to defects of Agreed Features are excluded beyond the regulations in the above Article 3 of this agreement and in this Article 4. The above regulations for defects are complete. In any case the Buyer does not have a right to rescind from this agreement or any other right to withdraw from this agreement.

4.6. The above ciphers 4.2 through 4.5 shall apply accordingly in the event that the Company is entitled to a claim in the sense of the above cipher 1.




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ARTICLE 5 CONTINUATION OF THE BUSINESS UNTIL THE CLOSING DATE

The Seller is obliged to ensure that the Companies conduct their business exclusively in the ordinary course and with prudent business practice only from the Signing Date through the Completion Date to the same extent as in the past. In the above period there shall be no fundamental modifications to the business, no usual or abnormal agreements or obligations shall be entered into or otherwise justified and/or sales take place and no agreements or obligations, as well as with affiliated companies, shall be entered into, unless these have been individually coordinated with the Buyer and the Buyer has granted its consent hereto in advance.

ARTICLE 6 COSTS AND EXPENSES

Each Party shall bear the fees and costs of its advisors due in connection with the preparation, consummation and execution of this agreement. The Buyer shall bear all fees for the notarization of this agreement.

ARTICLE 7 APPLICABLE LAW AND JURISDICTION

This agreement is governed by German law. Any dispute arising out of or in connection with this agreement shall be brought before the competent Court in Dusseldorf.

ARTICLE 8 SEVERABILITY

In the case that a provision of this agreement shall be or shall become invalid or unenforceable, the Parties are obliged to negotiate and agree to an alternative to such void provisions which as nearly as possible reflects the same commercial result as the deemed invalid or unenforceable provisions. The same shall apply if a loophole is contained which requires a regulation. This shall also apply if the invalidity of a provision stems from the scale of performance or of time. In this case, the legal scale shall be applied. The Seller and the Purchaser hereby agree that as soon as legal certainty ("Rechtssicherheit") will be exist that a provision of this agreement concerning the new 'SS''SS' 444 German Civil Law ("BGB") shall be or shall become invalid or unenforceable, the Parties are obliged to negotiate and agree to an alternative to such void provisions which as nearly as possible reflects the same commercial result as the deemed invalid or unenforceable provisions.

The First Person Appearing declared: The Companies own real property as described in Section 3.8.

The Notary Public is hereby requested to notify the Company of the transfer of the Shares pursuant to 'SS' 16 GmbHG (German Act on Companies with Limited Liability).




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The Notary Public informed the Persons Appearing that on receipt of the
Company's Shares the Buyer as well as the Seller is unlimitedly liable for contributions not paid by the Seller.

This deed (except its Annex I which on request of the persons appearing has not been read aloud but signed instead by the persons appearing) was read aloud to the Persons Appearing by the notary public, was approved by the Persons Appearing and was personally signed by the Persons Appearing and the Notary Public as follows:

B A S E L, this 20th (twentieth) day of December 2002 (two thousand and two)

A. Prot. 2002, Nr.




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                                                                         Annex I

                          Listing of Agency Agreements

1. Agreement between London & Scandinavian Metallurgical Co. Limited and AB Ferrolegeringar for the sales of products in Scandinavia.

2. Agreement between London & Scandinavian Metallurgical Co. Limited and Ferrolegeringar AG for the sales of products in Europe, the Middle East and Northern Africa.

3. Agreement between London & Scandinavian Metallurgical Co. Limited and GfE Giesserei- und Stahlwerksbedarf, GmbH for the sales of products in Europe.

4. Agreement between London & Scandinavian Metallurgical Co. Limited and Metalchimica S.r.l. for the sales of products in Italy.

5. Agreement between London & Scandinavian Metallurgical Co. Limited and Metallurg International Resources GmbH for the purchase and sales of products in the CIS and the purchase of products in China.

6. Agreement between Hydelko AS and AB Ferrolegeringar for the sales of products in Scandinavia.

7. Agreement between Hydelko AS and Ferrolegeringar AG for the sales of products in Europe, the Middle East and Northern Africa.

8. Agreement between Hydelko AS and GfE Giesserei- und Stahlwerksbedarf, GmbH for the sales of products in Europe.

9. Agreement between Hydelko AS and Metalchimica S.r.l. for the sales of products in Italy.

10. Agreement between Aluminum Powder Company Ltd. and GfE Giesserei- und Stahlwerksbedarf, GmbH for the sales of products in Italy.

11. Agreement between Elektrowerk Weisweiler GmbH and AB Ferrolegeringar for the sales of products in Scandinavia.

12. Agreement between Elektrowerk Weisweiler GmbH and Ferrolegeringar AG for the sales of products in Europe, the Middle East and Northern Africa.

13. Agreement between Elektrowerk Weisweiler GmbH and GfE Giesserei- und Stahlwerksbedarf, GmbH for the sales of products in Europe.

14. Agreement between Elektrowerk Weisweiler GmbH and Metalchimica S.r.l. for the sales of products in Italy.

15. Agreement between Metallurg International Resources LLC and Metallurg International Resources GmbH for the purchase, sales and tolling of products in the CIS and the purchase and sales of products in China.




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16.  Agreement between GfE Gesellschaft fur Elektrometallurgie mbH and AB
     Ferrolegeringar for the sales of products in Scandinavia.

17. Agreement between GfE Gesellschaft fur Elektrometallurgie mbH and Ferrolegeringar AG for the sales of products in Europe, the Middle East and Northern Africa.

18. Agreement between GfE Gesellschaft fur Elektrometallurgie mbH and GfE Giesserei- und Stahlwerksbedarf, GmbH for the sales of products in Europe.

19. Agreement between GfE Gesellschaft fur Elektrometallurgie mbH and Metallurg International Resources GmbH for the purchase and sales of products in the CIS and the purchase of products in China.

20. Agreement between Turk Maadin Sirketi A.S. and Ferrolegeringar AG for the sales of worldwide products.

21. Agreement between Companhia Industrial Fluminense and Metallurg International Resources GmbH for the purchase of products in China.

22. Agreement between Shieldalloy Metallurgical Corporation and Metallurg International Resources GmbH for the purchase of products in China.